Exhibit 99.1

Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

PIONEER DRILLING REPORTS RECORD

FISCAL SECOND QUARTER 2007 RESULTS

Second quarter revenues were up 60% to $106.9 million

Second quarter earnings per diluted share increased from $0.24 to $0.47

76% of the rig fleet is operating under contracts of 6 months to 2 years

November 2, 2006 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the three months ended September 30, 2006, which is the second quarter of its 2007 fiscal year.

Revenues for the second quarter of fiscal 2007 grew to $106.9 million, compared to revenues of $67.0 million for the second quarter of fiscal 2006. This 60% increase in revenues was generated by a 35% increase in average revenues per revenue day to $20,272 per day, in addition to an 18% increase in the average number of rigs in Pioneer Drilling’s fleet to 59.7 rigs. Average drilling margin(1) per revenue day increased 61% to $9,689 in the second quarter of fiscal 2007, compared to $6,019 in the second quarter of fiscal 2006 and 8% over first quarter of fiscal 2007. Net earnings for the second quarter of fiscal 2007 were $23.5 million, or $0.47 per diluted share, compared to net earnings of $11.1 million, or $0.24 per diluted share, for the second quarter of fiscal 2006. Pioneer Drilling began expensing stock compensation in the June 30, 2006 quarter and the stock compensation expense for second quarter of fiscal 2007 was $544,000 or $0.01 per diluted share. Weighted average shares of common stock outstanding on a diluted basis increased 6% to 50.1 million shares for the second quarter of fiscal 2007.

Revenue days during the second quarter of fiscal 2007 increased 19% to 5,274, compared to 4,446 revenue days for the second quarter of fiscal 2006. In the second quarter of fiscal 2007, revenue days by type of contract were 5,077 for daywork contracts, zero for turnkey contracts and 197 for footage contracts. In contrast, revenue days by type of contract in the second quarter of fiscal 2006 were 3,942 for daywork contracts, 96 for turnkey contracts and 408 for footage contracts. Pioneer Drilling’s rig utilization rate was 97% for the second quarter of fiscal 2007, up slightly from 95% in the second quarter of fiscal 2006.

Wm. Stacy Locke, Pioneer Drilling’s President and Chief Executive Officer, stated, “Demand for our rigs remained strong throughout the quarter and, on average, we continued to see modest increases in dayrates. Average drilling revenues per day increased $1,118 per revenue day to $20,272 in our fiscal second quarter of 2007, compared to our fiscal first quarter of 2007. We continued to pursue term drilling contracts during the quarter. Currently, 47 of our 62 rigs, or 76%, are operating under term contracts of six months to two years, of which 21 expire within the next six months, 14 have remaining terms of six to 12 months, seven have a remaining term of 12 to 18 months, and five have a remaining term in excess of 18 months. During the last 30 days, we have seen some softening in the market and a flattening in dayrates; however, we expect our customer demand and utilization rate to remain strong for the balance of the year.

“To date, we have completed 11 rigs of our new-build program and expect to have the four remaining rigs working under contract by the end of March 2007. We canceled the construction of one of the rigs in our new-build program due to a customer’s change both in the type of rig needed and the drilling location, which would have required us to establish operations outside our operating regions,” continued Mr. Locke. “Since April 1, 2006, the beginning of our new fiscal year, we have added six 1000-hp electric rigs: one rig to the Utah division; two rigs to the South Texas division; and three rigs to the North Texas division. We also added a 1000-hp mechanical rig to the Oklahoma division.

“Our investment in new-build rigs and our commitment to continue to upgrade and modernize our existing fleet has allowed Pioneer to expand its customer base. Currently, 58% of our rigs are working for publicly traded independents or major oil and gas companies. During the six months ended September 30, 2006, we spent approximately $14.1 million upgrading 14 rigs, using over 385 potential revenue days in the upgrade process.

“Since April 2001, we have built or upgraded 82% of our fleet, which we believe gives Pioneer the second-youngest fleet in the industry, with rigs that are designed to be efficient and cost effective. Over 90% of our rigs can drill horizontal and directional wells, 92% have dual high-powered mud pumps, 53% have modern mud-cleaning systems, 37% are premium electric, and 34% are quick-to-move and rig-up. In addition, beginning in January 2007, we will be adding iron roughnecks to all of our rigs over an 18-month period. We believe that our fleet is well positioned to be highly competitive in any market conditions we encounter.”

Revenues for the first six months of fiscal 2007 were $200.4 million, compared to revenues of $126.9 million for the first six months of fiscal 2006. Net earnings during the first six months of fiscal 2007 were $43.0 million, or $0.86 per diluted share, compared to net earnings of $18.8 million, or $0.40 per diluted share, during the same period in fiscal 2006.

Revenue days were 10,155 during the first six months of fiscal 2007, compared to 8,749 revenue days for the comparable period of fiscal 2006. Pioneer Drilling’s rig utilization rate for the first six months of fiscal 2007 was 96%, compared to 95% in last year’s comparable six-month period.

Pioneer Drilling’s management team will hold a conference call today, Thursday, November 2, 2006, at 11:00 a.m. Eastern time (10:00 a.m. Central), to discuss these results. To participate in the call, dial (303) 262-2137 at least 10 minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until November 9, 2006. To access the replay, dial (303) 590-3000 and enter the pass code 11073279#.

Investors, analysts and the general public can listen to the conference call over the Internet by accessing Pioneer Drilling’s Web site at http://www.pioneerdrlg.com. To listen to the live call on the Web, please visit Pioneer Drilling’s Web site at least 10 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Webcast, an archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in Texas, Louisiana, Oklahoma and in the Rocky Mountain region. Its fleet consists of 62 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

(1)	Drilling margin represents contract drilling revenues less contract drilling costs. Pioneer Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Pioneer Drilling’s management. A reconciliation of drilling margin to net earnings is included in the operating statistics table below in this release. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the anticipated timing for delivery of the rigs we are adding to our fleet, the effects of capital expenditures to upgrade our rigs, future demand and market competitiveness of our rig fleet, including our ability to continue to obtain term contracts, and the future employment of our rig fleet. Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct. Such statements are subject to various risks, uncertainties and assumptions, including, among other matters, risks and uncertainties relating to rig construction difficulties. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in Pioneer’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2006 and subsequent filings with the SEC.

- Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended September 30,
	September 30,		June 30, 2006
	2006	2005		2006	2005
Revenues:
Contract drilling	$106,917	$66,973	$93,493	$200,410	$126,849

Costs and Expenses:
Contract drilling	55,815	40,211	49,543	105,358	79,303
Depreciation	12,581	7,941	11,570	24,151	15,270
General and administrative	2,847	1,650	2,925	5,772	3,202

Total operating costs	71,243	49,802	64,038	135,281	97,775

Operating income	35,674	17,171	29,455	65,129	29,074

Other income (expense):
Interest expense	(1)	(48)	(63)	(64)	(204)
Interest income	1,013	449	1,098	2,110	951
Other	13	17	23	37	31

Total other	1,025	418	1,058	2,083	778

Income before taxes	36,699	17,589	30,513	67,212	29,852
Income tax expense	(13,213)	(6,508)	(11,027)	(24,239)	(11,046)

Net earnings	$23,486	$11,081	$19,486	$42,973	$18,806

Earnings per share:
Basic	$0.47	$0.24	$0.39	$0.87	$0.41

Diluted	$0.47	$0.24	$0.39	$0.86	$0.40

Weighted average number of shares outstanding:
Basic	49,598	46,366	49,592	49,595	46,190
Diluted	50,140	47,086	50,168	50,153	46,868

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	(Unaudited) September 30, 2006	March 31, 2006
Assets

Current assets:
Cash and cash equivalents	$81,700	$91,174
Receivables, net	42,239	35,544
Contract drilling in progress	12,906	9,620
Current deferred income taxes	1,309	990
Prepaid expenses	691	2,208

Total current assets	138,845	139,536

Net property and equipment	315,116	260,784
Other assets	335	358

Total assets	$454,296	$400,678

Liabilities and Equity

Current liabilities:
Accounts payable	$23,400	$16,041
Federal income taxes payable	2,839	6,835
Prepaid drilling contracts	74	140
Accrued expenses	11,832	9,616

Total current liabilities	38,145	32,632
Other non-current liability	417	388
Deferred taxes	30,285	26,982

Total liabilities	68,847	60,002
Total shareholders’ equity	385,449	340,676

Total liabilities and shareholders’ equity	$454,296	$400,678

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except averages per day)

(Unaudited)

	Three Months Ended			Six Months Ended September 30,
	September 30,		June 30, 2006
	2006	2005		2006	2005
Revenues by contract:
Daywork contracts	$103,404	$59,236	$90,061	$193,465	$105,110
Turnkey contracts	—	2,237	—	—	10,830
Footage contracts	3,513	5,500	3,432	6,945	10,909

Total	$106,917	$66,973	$93,493	$200,410	$126,849

Drilling costs by contract:
Daywork contracts	$53,273	$34,485	$47,480	$100,753	$63,534
Turnkey contracts	—	1,314	—	—	7,474
Footage contracts	2,542	4,412	2,063	4,605	8,295

Total	$55,815	$40,211	$49,543	$105,358	$79,303

Drilling margin by contract (1) (2):
Daywork contracts	$50,131	$24,751	$42,581	$92,712	$41,576
Turnkey contracts	—	923	—	—	3,356
Footage contracts	971	1,088	1,369	2,340	2,614

Total	$51,102	$26,762	$43,950	$95,052	$47,546

Capital expenditures:
Rig additions	$19,863	$13,665	$25,126	$44,989	$22,978
Other	22,699	16,504	17,995	40,695	28,066

	$42,562	$30,169	$43,121	$85,684	$51,044

_____________
(1) Reconciliation of drilling margin to net earnings:
Drilling margin	$51,102	$26,762	$43,950	$95,052	$47,546
Depreciation	(12,581)	(7,941)	(11,570)	(24,151)	(15,270)
General and administrative	(2,847)	(1,650)	(2,925)	(5,772)	(3,202)
Other income (expense)	1,025	418	1,058	2,083	778
Income tax expense	(13,213)	(6,508)	(11,027)	(24,239)	(11,046)

Net earnings	$23,486	$11,081	$19,486	$42,973	$18,806

(2)	Drilling margins represent drilling revenues less contract drilling costs

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(Unaudited)

	Three Months Ended			Six Months Ended September 30,
	September 30,		June 30, 2006
	2006	2005		2006	2005
Average number of rigs	59.7	50.7	56.7	58.2	50.3
Utilization rate	97%	95%	95%	96%	95%

Revenue days by contract:
Daywork contracts	5,077	3,942	4,695	9,772	7,366
Turnkey contracts	—	96	—	—	558
Footage contracts	197	408	186	383	825

Total	5,274	4,446	4,881	10,155	8,749

Average revenues per day:
Daywork contracts	$20,367	$15,027	$19,182	$19,798	$14,270

Turnkey contracts	$—	$23,302	$—	$—	$19,409

Footage contracts	$17,832	$13,480	$18,452	$18,133	$13,223

All contracts	$20,272	$15,064	$19,154	$19,735	$14,499

Average costs per day:
Daywork contracts	$10,493	$8,748	$10,113	$10,310	$8,625

Turnkey contracts	$—	$13,688	$—	$—	$13,394

Footage contracts	$12,904	$10,814	$11,091	$12,023	$10,055

All contracts	$10,583	$9,044	$10,150	$10,375	$9,064

Drilling margin per day (3):
Daywork contracts	$9,874	$6,279	$9,069	$9,488	$5,644

Turnkey contracts	$—	$9,615	$—	$—	$6,014

Footage contracts	$4,929	$2,667	$7,360	$6,110	$3,168

All contracts	$9,689	$6,019	$9,004	$9,360	$5,434

(3)	Drilling margin per revenue day represents average revenue per revenue day less average cost per revenue day.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig Information

	Rig Type		Total Rigs
	Mechanical	Electric
Rig horsepower ratings:
550 - 700 HP	6	—	6
750 - 900 HP	15	2	17
1000 HP	15	10	25
1200 - 1500 HP	3	11	14

Total	39	23	62

Rig drilling depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	28	5	33
14,000 to 18,000 feet	3	16	19

Total	39	23	62

# # #